Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”), effective as of March 8, 2013 (the “Effective Date”) is entered into by and between ArQule, Inc., a Delaware corporation (the "Company") with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Brian Schwartz ("Executive").  The purpose of this Second Amendment is to amend the Employment Agreement dated as of June 17, 2008 between the Company and Executive (the "Employment Agreement"), as previously amended by an agreement effective as of February 23, 2012.  Capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed to them in the Employment Amendment.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the "Parties") hereby agree as follows:

1.	Term of Employment. Section 1 of the Employment Agreement, as amended, is hereby amended and replaced in its entirety with the following:

“The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and subject to the conditions set forth in the Employment Agreement, as amended.  The Parties agree that the employment term shall continue through March 8, 2017, unless earlier terminated in accordance with the provisions of Section 5 of the Employment Agreement (the “Employment Term”).”

2.
Performance-Based Stock Units.  In accordance with the approval of the Compensation, Nominating and Governance Committee (the "CNG Committee") of even date herewith and subject to the terms and conditions of the Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement that the Company shall provide to Executive (which shall be substantially in the form attached as Exhibit B to this Second Amendment), and in addition to any other equity awards for which Executive may be eligible, the CN&G Committee hereby grants to Executive 120,000 common stock units (the "Performance-Based Stock Units"), which shall vest upon the Company's achievement of one or more of the milestones set forth on Exhibit A to this Second Amendment.  Executive must be employed by the Company as of the date that a milestone is achieved to be entitled to the vesting of the Performance-Based Stock Units associated with that milestone. Notwithstanding the foregoing, if there is (i) a Change of Control as defined in Section 6 of the Employment Agreement, and (ii) the Company terminates Executive’s employment without Cause (as defined in Section 5.2 of the Employment Agreement), or is deemed to terminate Executive’s employment without Cause, within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control, then the Severance Package set forth in Section 5.1.1 of the Employment Agreement shall, to the extent not previously vested or paid, incrementally include 120,000 Performance-Based Stock Units, which shall vest on the Termination Date without regard to the milestones set forth on Exhibit A, provided that Executive satisfies all conditions precedent to receiving the Severance Package as set forth in Section 5.1.1 of the Agreement.  For avoidance of doubt, a termination without Cause occurring during within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control shall include a Deemed Termination as that term is defined in Section 5.1.2 of the Employment Agreement.  Payment of the Performance-Based Stock Units as part of the Severance Package shall cancel this award.

3.
No tax advice.  Executive acknowledges and agrees that the Company has provided no tax advice to Executive with respect to this Second Amendment and that Executive shall be solely responsible for any and all taxes attributable to Executive, including but not limited to income taxes and payroll taxes.

4.
Entire Understanding.  This Second Amendment, including its Exhibits, constitutes the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof, except that, other than as explicitly modified by the terms of this Second Amendment, the Employment Agreement (as previously amended) shall remain in full force and effect in accordance with its provisions.  This Second Amendment shall be incorporated into the Employment Agreement as an additional provision thereto.

5.
Governing Law.  This Second Amendment shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Second Amendment as of the date set forth above.

ARQULE, INC.	EXECUTIVE

By: /s/ Paolo Pucci	By: /s/ Brian Schwartz
Name: Paolo Pucci	Name: Brian Schwartz
Title: Chief Executive Officer

EXHIBIT A

Vesting Schedule for Performance-Based Stock Units

The Performance-Based Stock Units described in Section 2 of this Second Amendment shall vest in two tranches according to the following schedule:

Milestone	Shares
Regulatory approval of a Company compound as set forth in votes of the CNG Committee relating thereto (the “Clinical Development Target”).	120,000

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